Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.33

Basic Loan Agreement

Yahoo Japan Corporation (“Yahoo”) and YJ Card Corporation (“YJ Card”) enter into the following basic loan agreement (this “Agreement”).

Article 1 Master Agreement

1.	This Agreement applies to all individual loan agreements between Yahoo and YJ Card (each an “Individual Agreement”).

2.

If there are any discrepancies between the provisions of an Individual Agreement and this Agreement, the relevant provisions of the Individual Agreement will not apply, and the relevant provisions of this Agreement shall prevail.

Article 2 Terms of Lending

The parties agree that the following terms of lending apply to all of the Individual Agreements.

(1)	Credit Limit: During the term of this Agreement, multiple loans will be made up to the limit of 30 billion yen, pursuant to the provisions of this Agreement and the Individual Agreements.

(2)	Use of Funds: Working capital. YJ Card shall not use the funds for any other purpose.

(3)	Loan Period: Until the end of the term of this Agreement

(4)	Interest Rate: 3-month Japanese yen TIBOR published by the JBA TIBOR Administration at 11:00 a.m. (or as soon as possible after 11:00 a.m.) on the first business day of each quarter + 0.4%

(5)

Interest: Calculated as the final balance each day × applicable interest rate × number of days ÷ 365, rounded down to the nearest whole number. The number of days is inclusive of both the start and end dates.

(6)	Interest Payment: Paid for each quarter on the last business day of that quarter.

(7)

Prepayment: Notwithstanding the provisions of Item 8, YJ Card may waive the benefit of time and repay all or part of the principal before the loan repayment date by notifying Yahoo in writing, at least three business days before that prepayment, of (a) the drawdown date, repayment date, and principal amount of the loan to be prepaid, (b) the amount of principal to be prepaid (which amount must be not less than 10 million yen) and (c) the desired prepayment date. YJ Card shall pay, in accordance with the provisions of Item 9, the total of the principal in respect of the loan to be prepaid on the desired prepayment date.

(8)	Repayment Date: The expiration date of the loan period.

(9)	Repayment: By wire transfer to the account designated by Yahoo. YJ Card shall bear any transfer fees.

(10)

Late Payment Damages: If YJ Card defaults on a principal or interest payment, YJ Card shall pay damages at the rate of 14.6% per annum on the amount due (based on a 365-day year and rounded down to the nearest whole number) until payment is completed.

Article 3 Individual Agreement

1.	The loan amount, repayment date, and other necessary terms of each loan from Yahoo to YJ Card not provided for herein will be provided for in the Individual Agreement.

2.	An Individual Agreement will be formed when YJ Card makes an application in accordance with the provisions of Paragraph 3 and Yahoo makes payment in accordance with the provisions of Paragraph 4.

3.

YJ Card shall apply to Yahoo for an Individual Agreement by attaching a PDF file of the drawdown application form signed and sealed by an authorized person by e-mail at least 5 business days before the desired drawdown date (which shall be a business day). The sender and receiver of an application for an Individual Agreement are the people specified below. Any application sent or received by a person other than those specified below is invalid.

Sender (YJ Card): [***]

Receiver (Yahoo): [***]

Yuka Miura, Division Head

4.

Upon receiving an application under the preceding paragraph, Yahoo may determine whether to advance a loan and the loan amount at Yahoo’s sole discretion. If Yahoo decides to advance the loan, Yahoo shall pay the loan amount determined by Yahoo by wire transfer into the bank account designated by YJ Card, by the desired drawdown date indicated in the drawdown application provided for in the preceding paragraph (Yahoo shall bear the transfer fees). An Individual Agreement shall be formed to the extent of the amount paid by Yahoo. If Yahoo fails to pay all or part of the requested loan amount by the desired drawdown date indicated in the drawdown application provided for in the preceding paragraph, Yahoo will be deemed to have rejected YJ Card’s application to the extent of the amount not paid, and the application will cease to be effective with respect to that amount.

5.	YJ Card consents to Yahoo delivering the documents required under Article 16-2 and Article 17 of the Money Lending Business Act to YJ Card by attaching such documents to an email in PDF format.

Article 4 Acceleration; Termination for Cause

1.

All of YJ Card’s obligations to Yahoo (not limited to obligations under this Agreement or an Individual Agreement) will automatically be accelerated and immediately become due and payable in cash if YJ Card falls under any of the following items:

(1)	fails to perform all or part of this Agreement, an Individual Agreement, or any other agreement between Yahoo and YJ Card;

(2)

is the subject of an order for attachment, provisional attachment, or auction, disposition of delinquent tax, or other disposition by a public authority, or a petition for bankruptcy, civil rehabilitation, corporate reorganization, or other legal proceedings, except for attachment or provisional attachment with respect for a claim for return of overpayment;

(3)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(4)

resolves in favor of capital reduction, abolishment or change of business, or dissolution (including dissolution pursuant to laws and ordinances), or begins liquidation proceedings or an out-of-court workout;

(5)	dishonors a note or check or otherwise suspends payments;

(6)	ceases to be a subsidiary (defined in Article 2, Item 3 of the Companies Act) of Yahoo, or undergoes a change in major shareholder or management;

(7)

YJ Card, a special interested party of YJ Card (meaning (a) an officer of the other party, (b) a spouse or relative by blood within the second degree of kinship of (a), (c) a company of which a majority of the voting rights are owned by (a) or (b), (d) a related company of the other party, or (e) an officer of (d)), or a material employee, major shareholder, or trading partner of YJ Card is discovered to be an Antisocial Force (meaning an organized crime group, member of an organized crime group, associate member of an organized crime group, company affiliated with an organized crime group, shareholder meeting extortionist (sokaiya), corporate extortionist acting under the guise of a social movement (shakai undo hyobo goro), corporate extortionist acting under the guise of political activity (seiji katsudo hyobo goro), organized crime group with special expertise (tokushu chino boryoku shudan), or similar person or group; “Antisocial Forces;” the same applies hereinafter) or discovered to have been involved with an Antisocial Force; or

(8)	there are other reasonable grounds to believe that there has been a significant change in the credit standing of YJ Card.

2.

Yahoo may immediately suspend performance of its obligations under or terminate all or part of this Agreement, any Individual Agreement, or any other Agreement between Yahoo and YJ Card, without prior notice or demand for cure to YJ Card, if YJ Card falls under any item of the preceding paragraph.

3.	Termination under this Article does not preclude the Yahoo from seeking damages against YJ Card.

Article 5 Provision of Collateral

YJ Card shall provide to Yahoo any collateral requested by Yahoo for the payment obligations under the agreements between the parties (not limited to this Agreement and the Individual Agreements).

Article 6 No Transfer of Rights and Obligations

YJ Card shall not transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement or an Individual Agreement without the prior written consent of Yahoo.

Article 7 Term Duration

1.	The term of this Agreement is one year from the execution date.

2.

Notwithstanding the preceding paragraph, unless either party gives written notice at least one month in advance of the expiration of this Agreement of its intention to terminate this Agreement upon expiration, this Agreement will automatically renew for one year upon expiration, and the same applies thereafter.

3.

If any outstanding obligations exist at the time this Agreement is terminated, the relevant provisions of this Agreement will continue to apply with respect to those obligations until performance is completed.

Article 8 Survival

Article 7 (Term), Paragraph 3, this Article (Survival), and Article 9 (Jurisdiction) will remain effective after the termination of this Agreement.

Article 9 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction over litigation in connection with the rights and obligations that arise under this Agreement and the Individual Agreements.

Article 10 Burden of Costs

YJ Card shall bear the costs of preparation of this Agreement and any other costs associated with this Agreement.

In witness whereof, this Agreement is prepared in one original, and each party shall affix its name and seal hereto, and Yahoo shall retain the original and YJ Card shall retain a copy.

April 1, 2015

Yahoo:	9-7-1 Akasaka, Minato-ku, Tokyo, Japan

Yahoo Japan Corporation

Manabu Miyasaka, Representative Director

YJ Card:	3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka

YJ Card Corporation

Satoshi Ando, Representative Director

(Exhibit: Form)

Date:

To: Yahoo Japan Corporation

Loan Drawdown Application

3-4-2 Hakataekimae, Hakata-ku, Fukuoka-shi, Fukuoka YJ Card Corporation Satoshi Ando, Representative Director

We request to borrow money in accordance with the provisions of the Basic Loan Agreement dated [ ], 2015 between Z Holdings Corporation and YJ Card Corporation.

Desired drawdown date

Desired loan amount

Repayment date	Expiration date of the loan period

Other